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AM Communications, Inc.
100 Commerce Boulevard
Quakertown, PA 18951-2237                                  [GRAPHIC OMITTED]
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Press Release








                                             AM's Media Contact:
                                                 Christine Mascaro
                                                 Manager, Investor Relations
                                                 215-538-8729
                                                 cmascaro@amcomm.com
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                        AM Communications to Raise Equity
                    Through Sale of Series A Preferred Stock
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Quakertown, PA (February 6, 2002) -- AM Communications, Inc. (OTC Bulletin
Board: AMCM) announced today that its Board of Directors has authorized the Company's investment banker, Investec PMG, to raise up to $2 million in additional equity for the company. It is anticipated that the additional equity will be raised through the sale of restricted shares of the Company's Series A Preferred Stock, which bear a 10% annual cumulative dividend, at a price of $27.00 per share. Each share of the Series A Preferred Stock can be converted into 100 shares of the Company's Common Stock, subject to standard anti-dilution provisions.

Purchasers of each share of the Company's Series A Preferred Stock in this offering will also be entitled to receive a warrant to purchase up to 25 shares of the Company's Common Stock, at a price of $0.27 per share. These warrants vest immediately and are exercisable for 6 years from the date of purchase.

The terms of the offering, including, without limitation, the purchase price for the shares of the Company's Series A Preferred Stock and the exercise price for the warrants, were established by Investec PMG after a careful review of market conditions.

                                     (more)

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AM Communications, Inc.
100 Commerce Boulevard
Quakertown, PA 18951-2237                                  [GRAPHIC OMITTED]
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AM Communications to Raise Equity Through Sale of Series A Preferred Stock
Page 2 of 2

The shares of the Series A Preferred Stock being sold in this offering will be sold only to accredited investors, including, without limitation, certain members of the Company's Board of Directors. Jay Hassan, Chairman and CEO of the Company, has agreed to purchase $1 million of the shares of the Series A Preferred Stock to be sold in this offering. It is anticipated that the remaining funding of this offering will be completed on or before April 1, 2002.

The net proceeds received by the Company from this offering will be used by the Company to finance its working capital needs, business development activities, and strategic growth objectives, including, without limitation, potential acquisitions.

AM Communications, Inc., located in Quakertown, Pennsylvania, is a leading supplier of software-driven network reliability solutions for HFC broadband network enterprises. AM's advanced systems and service offerings employ leading-edge technologies that embody the company's 25+ years of HFC experience and expertise. Through its exclusive and strategic relationship with Network Systems and Technologies (NeST), AM has access to a skilled manpower pool of over 400 software and hardware engineers as well as 2000 operations support personnel. AM's world-class Quality credentials include ISO9001 for engineering, business, and operations procedures, as well as CMM Level 5 for software development. Visit us at www.amcomm.com.


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This news release contains forward-looking statements, including statements regarding the Company's financial performance and results of operations. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including: competitive factors, technological developments, customer acceptance of the Company's products and services, general economic conditions, and market demand. Further information regarding these and other risks of the Company and its business can be found in the Company's filings with the Securities and Exchange Commission (SEC) including the Company's Reports on Forms 10-KSB and Forms 10-QSB. These documents are available at the SEC website: www.sec.gov.

(C)Copyright 2002 AM Communications, Inc. The AM logo is a registered trademark of AM Communications, Inc.